Exhibit 99.1

TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
(212) 230-5301
Mark.aaron@tiffany.com

TIFFANY INCREASES QUARTERLY DIVIDEND BY 10%

New York, May 17, 2012 –Tiffany & Co. (NYSE – TIF) today announced that its Board of Directors has declared a dividend of $0.32 per share of Common Stock, reflecting a 10% increase in the quarterly rate. This action increases the quarterly dividend from $0.29 per share (or $1.16 annually) to a new rate of $0.32 per share (or $1.28 per share annually).

Michael J. Kowalski, chairman and chief executive officer, announced the increase at the Company’s Annual Meeting of Stockholders, saying, “This latest action marks the 11th dividend increase in the past 10 years.”

The dividend declared today will be paid on July 10, 2012 to stockholders of record on June 20, 2012. Future dividends are subject to declaration by the directors.

Company Description
Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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